EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION
ANNOUNCES EXECUTION OF REFINANCING AGREEMENT AND
REDEMPTION OF ITS OUTSTANDING 9.125% SENIOR NOTES DUE 2003

     Los Angeles, California, May 30, 2003 – Aames Financial Corporation (OTCBB: AMSF), a leader in subprime home equity lending, today announced that it executed a loan and security agreement with Greenwich Financial Capital Products, Inc., whereby Greenwich agreed to provide Aames with a financing facility of up to $79.6 million, secured by certain of Aames’s residual assets and servicing advances. Greenwich will provide this financing facility for a period of 18 months at an interest rate of LIBOR plus 2.75% per annum. Portions of the monthly cash flows generated from Aames’s residual assets and servicing advances securing the financing facility will be paid to Greenwich to reduce the outstanding balance. Subject to certain limitations, Aames may prepay the amount outstanding under the financing facility at any time. The closing of this financing facility is subject to Aames satisfying certain closing conditions.

     In connection with the execution of this loan agreement, Aames requested Wilmington Trust Company, trustee for the holders of Aames 9.125% Senior Notes due 2003, redeem at par all outstanding senior notes on June 30, 2003.

     Aames is a leading home equity lender, and at March 31, 2003 operated 89 traditional retail branches, 2 National Loan Centers and 4 traditional regional broker offices throughout the United States.

     From time to time Aames may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames notes that a variety of factors could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in Aames’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames’s business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in Aames’s securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of Aames’s controlling stockholder. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in Aames’s Annual Report on Form 10-K for the year ended June 30, 2002; and, also see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in quarterly filings by Aames with the United States Securities and Exchange Commission.